Exhibit 10.4.1.
                                                            ---------------





                             AGREEMENT AND PLAN OF MERGER


                                        AMONG


                              AMERICAN ECO CORPORATION,
                           AN ONTARIO, CANADA CORPORATION,

                             SRS ACQUISITION CORPORATION
                              A CALIFORNIA CORPORATION,

                                         AND

                        SEPARATION AND RECOVERY SYSTEMS, INC.
                                 A NEVADA CORPORATION

                                  TABLE OF CONTENTS


                                                                       Page
                                                                       ----


          ARTICLE I
          ADOPTION OF AGREEMENT AND PLAN OF MERGER  . . . . . . . . . . -1-
               1.1  The Merger. . . . . . . . . . . . . . . . . . . . . -1-
               1.2  Effective Date of the Merger. . . . . . . . . . . . -2-
               1.3  Surviving Corporation; Articles of Incorporation
                    of Surviving Corporation. . . . . . . . . . . . . . -2-
               1.4  Merger Consideration; Conversion of SRS Common
                    Stock; Cancellation of Acquisition Corp. Common
                    Stock.  . . . . . . . . . . . . . . . . . . . . . . -2-
               1.5  Exchange of Certificates. . . . . . . . . . . . . . -3-
               1.6  No Fractional Shares. . . . . . . . . . . . . . . . -4-
               1.7  Certificates in Other Names.  . . . . . . . . . . . -5-
               1.8  Treatment of Options. . . . . . . . . . . . . . . . -5-
               1.9  Appraisal Rights. . . . . . . . . . . . . . . . . . -5-


          ARTICLE II
          CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
               2.1  Closing Date. . . . . . . . . . . . . . . . . . . . -6-
               2.2  Deliveries at the Closing.  . . . . . . . . . . . . -6-

          ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF SRS . . . . . . . . . . . . -6-
               3.1  Due Incorporation.  . . . . . . . . . . . . . . . . -6-
               3.2  Due Authorization.  . . . . . . . . . . . . . . . . -7-
               3.3  Non-Contravention; Consents and Approvals.  . . . . -7-
               3.4  Capitalization. . . . . . . . . . . . . . . . . . . -8-
               3.5  Financial Statements; Undisclosed Liabilities;
                    Other Documents.  . . . . . . . . . . . . . . . . . -9-
               3.6  No Material Adverse Effects or Changes. . . . . . . -9-
               3.7  Tax Returns and Audits. . . . . . . . . . . . . .  -10-
               3.8  Litigation. . . . . . . . . . . . . . . . . . . .  -12-
               3.9  Compliance with Applicable Laws.  . . . . . . . .  -12-
               3.10 Contracts.  . . . . . . . . . . . . . . . . . . .  -12-
               3.11 Real Property.  . . . . . . . . . . . . . . . . .  -14-
               3.12 Personal Property.  . . . . . . . . . . . . . . .  -14-
               3.13 Employees.  . . . . . . . . . . . . . . . . . . .  -14-
               3.14 Insurance.  . . . . . . . . . . . . . . . . . . .  -15-
               3.15 Inventories.  . . . . . . . . . . . . . . . . . .  -15-
               3.16 Accounts Receivable.  . . . . . . . . . . . . . .  -15-
               3.17 Employee Benefits.  . . . . . . . . . . . . . . .  -15-
               3.18 Intellectual Property.  . . . . . . . . . . . . .  -16-
               3.19 Environmental Matters.  . . . . . . . . . . . . .  -16-
               3.20 Books and Records.  . . . . . . . . . . . . . . .  -16-
               3.21 Related Party Transactions. . . . . . . . . . . .  -17-
               3.22 Fees of Brokers, Consultants and Financial
                     Advisors.  . . . . . . . . . . . . . . . . . . .  -17-
               3.23 Required Vote.  . . . . . . . . . . . . . . . . .  -17-
               3.24 General Representation and Warranty.  . . . . . .  -17-

          ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF
          ACQUISITION CORP. AND ECO . . . . . . . . . . . . . . . . .  -18-
               4.1  Due Incorporation.  . . . . . . . . . . . . . . .  -18-
               4.2  Due Authorization.  . . . . . . . . . . . . . . .  -18-
               4.3  Non-Contravention; Consents and Approvals.  . . .  -19-
               4.4  Capitalization. . . . . . . . . . . . . . . . . .  -19-
               4.5  Financial Statements; Undisclosed Liabilities;
                    Other Documents.  . . . . . . . . . . . . . . . .  -20-
               4.6  Securities Law Filings. . . . . . . . . . . . . .  -21-
               4.7  No Material Adverse Effects or Changes. . . . . .  -21-
               4.8  Insurance.  . . . . . . . . . . . . . . . . . . .  -21-
               4.9  Labor Matters.  . . . . . . . . . . . . . . . . .  -21-
               4.10 Tax Returns and Audits. . . . . . . . . . . . . .  -22-
               4.11 Litigation. . . . . . . . . . . . . . . . . . . .  -22-
               4.12 Compliance with Applicable Laws.  . . . . . . . .  -23-
               4.13 Contracts; No Defaults. . . . . . . . . . . . . .  -23-
               4.14 Absence of Certain Changes or Events. . . . . . .  -23-
               4.15 Fees of Brokers, Finders and Investment Bankers.   -24-
               4.16 General Representation and Warranty.  . . . . . .  -24-

          ARTICLE V
          COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
               5.1  Implementing Agreement. . . . . . . . . . . . . .  -24-
               5.2  Access to Information and Facilities;
                     Confidentiality. . . . . . . . . . . . . . . . .  -24-
               5.3  Preservation of Business. . . . . . . . . . . . .  -25-
               5.4  SRS Stockholder Approval. . . . . . . . . . . . .  -26-
               5.5  California Permit.  . . . . . . . . . . . . . . .  -26-
               5.6  Consents and Approvals. . . . . . . . . . . . . .  -27-
               5.7  Periodic Reports. . . . . . . . . . . . . . . . .  -27-
               5.8  Publicity.  . . . . . . . . . . . . . . . . . . .  -27-
               5.9  No Negotiation. . . . . . . . . . . . . . . . . .  -27-
               5.10 Listing of Common Stock.  . . . . . . . . . . . .  -28-
               5.11 Blue Sky Approvals. . . . . . . . . . . . . . . .  -28-
               5.12 Principal Stockholders. . . . . . . . . . . . . .  -28-
               5.13 Rule 145 Affiliates.  . . . . . . . . . . . . . .  -28-
               5.14 Tax-Free Status.  . . . . . . . . . . . . . . . .  -28-

          ARTICLE VI
          CONDITIONS PRECEDENT TO OBLIGATIONS
          OF ACQUISITION CORP. AND ECO  . . . . . . . . . . . . . . .  -28-
               6.1  Warranties True as of Closing Date. . . . . . . .  -28-
               6.2  Compliance With Agreements and Covenants. . . . .  -29-
               6.3  SRS Certificate.  . . . . . . . . . . . . . . . .  -29-
               6.4  Secretary's Certificate.  . . . . . . . . . . . .  -29-
               6.5  Good Standing Certificates. . . . . . . . . . . .  -29-
               6.6  De Franco Employment Agreement. . . . . . . . . .  -29-
               6.7  Escrow Agreement. . . . . . . . . . . . . . . . .  -29-
               6.8  Opinion of Counsel. . . . . . . . . . . . . . . .  -29-
               6.9  Approval of Merger. . . . . . . . . . . . . . . .  -29-
               6.10 Permit. . . . . . . . . . . . . . . . . . . . . .  -29-
               6.11 Dissent and Appraisal.  . . . . . . . . . . . . .  -30-
               6.12 Consents and Approvals. . . . . . . . . . . . . .  -30-
               6.13 Resignations. . . . . . . . . . . . . . . . . . .  -30-
               6.14 Listing of Common Stock.  . . . . . . . . . . . .  -30-
               6.15 Rule 145 Letters. . . . . . . . . . . . . . . . .  -30-
               6.16 Actions or Proceedings. . . . . . . . . . . . . .  -30-
               6.17 Other Closing Documents.  . . . . . . . . . . . .  -30-

          ARTICLE VII
          CONDITIONS PRECEDENT TO OBLIGATIONS OF SRS  . . . . . . . .  -30-
               7.1  Warranties True as of Closing Date. . . . . . . .  -30-
               7.2  Compliance with Agreements and Covenants. . . . .  -31-
               7.3  Eco Certificate.  . . . . . . . . . . . . . . . .  -31-
               7.4  Opinion of Counsel. . . . . . . . . . . . . . . .  -31-
               7.5  Opinion of Tax Counsel. . . . . . . . . . . . . .  -31-
               7.6  Permit. . . . . . . . . . . . . . . . . . . . . .  -31-
               7.7  Consents and Approvals. . . . . . . . . . . . . .  -31-
               7.8  Listing of Common Stock.  . . . . . . . . . . . .  -31-
               7.9  Actions or Proceedings. . . . . . . . . . . . . .  -31-
               7.10 Other Closing Documents.  . . . . . . . . . . . .  -31-

          ARTICLE VIII
          TERMINATION . . . . . . . . . . . . . . . . . . . . . . . .  -32-
               8.1  Termination.  . . . . . . . . . . . . . . . . . .  -32-
               8.2  Effect of Termination and Abandonment.  . . . . .  -33-

          ARTICLE IX
          INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . .  -33-
               9.1  Indemnification by SRS Stockholders.  . . . . . .  -33-
               9.2  Indemnification by Eco. . . . . . . . . . . . . .  -34-
               9.3  Procedure.  . . . . . . . . . . . . . . . . . . .  -34-
               9.4  Remedies. . . . . . . . . . . . . . . . . . . . .  -35-

          ARTICLE X
          MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .  -35-
               10.1 Expenses. . . . . . . . . . . . . . . . . . . . .  -35-
               10.2 Amendment.  . . . . . . . . . . . . . . . . . . .  -35-
               10.3 Notices.  . . . . . . . . . . . . . . . . . . . .  -35-
               10.4 Waivers.  . . . . . . . . . . . . . . . . . . . .  -36-
               10.5 Interpretation. . . . . . . . . . . . . . . . . .  -37-
               10.6 Applicable Law. . . . . . . . . . . . . . . . . .  -37-
               10.7 Assignment. . . . . . . . . . . . . . . . . . . .  -37-
               10.8 No Third Party Beneficiaries. . . . . . . . . . .  -37-
               10.9 Enforcement of the Agreement. . . . . . . . . . .  -37-
               10.10 Severability.  . . . . . . . . . . . . . . . . .  -37-
               10.11 Remedies Cumulative. . . . . . . . . . . . . . .  -38-
               10.12 Entire Understanding.  . . . . . . . . . . . . .  -38-
               10.13 Waiver of Jury Trial.  . . . . . . . . . . . . .  -38-
               10.14 Counterparts.  . . . . . . . . . . . . . . . . .  -38-

                                      SCHEDULES
                                      ---------

          NUMBER    DESCRIPTION

          3.1            SRS subsidiaries, joint ventures, etc.

          3.3            SRS Non-Contravention; Consents and Approvals.

          3.4            SRS Options.

          3.5            SRS Changes since February 29, 1996.

          3.7            Tax Powers of Attorney.

          3.8            SRS Litigation.

          3.9            SRS Permits.

          3.10           SRS Contracts.

          3.12           SRS Personal property valued over $1,000.

          3.13           SRS Employees.

          3.14           SRS Insurance.

          3.16           SRS Accounts receivable.

          3.17           SRS Employee Benefits.

          3.18           SRS Intellectual Property.

          3.20           SRS Corporate.

          3.21           SRS Related Party Transactions.

          4.4            ECO Derivative Securities.

          4.7            Changes to Eco since February 29, 1996.

          4.10           Eco Tax Returns.

          4.11           Eco Litigation.

          4.12           Eco Permits.

          4.14           Eco Changes since February 29, 1996.

                                       EXHIBITS
                                       --------


          A.        DeFranco Employment Agreement

          B.        Escrow Agreement.

                             AGREEMENT AND PLAN OF MERGER

                    AGREEMENT AND PLAN OF MERGER dated as of April 26, 1996, among AMERICAN ECO CORPORATION, an Ontario, Canada corporation ("Eco"), SRS ACQUISITION CORPORATION, a California corporation ("Acquisition Corp."), and SEPARATION AND RECOVERY SYSTEMS, INC., a Nevada corporation ("SRS").


                                W I T N E S S E T H :
                                - - - - - - - - - -

                    WHEREAS, Acquisition Corp. is a newly-formed wholly-owned subsidiary of Eco;

                    WHEREAS, Eco desires to acquire all of the issued and outstanding shares of SRS Common Stock, par value $.01 per share (the "SRS Common Stock"), through the merger of Acquisition Corp. with and into SRS pursuant to the terms hereinafter set forth (the "Merger");

                    WHEREAS, the respective Boards of Directors of American Eco and Acquisition Corp. deem it advisable and in the best interests of Eco and Acquisition Corp. that Acquisition Corp. be merged with and into SRS upon the terms and conditions hereinafter specified;

                    WHEREAS, the Board of Directors of SRS deems it advisable and in the best interests of SRS that Acquisition Corp. be merged with and into SRS upon the terms and conditions hereinafter specified;

                    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                    NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound hereby, agree as follows:

                                      ARTICLE I

                       ADOPTION OF AGREEMENT AND PLAN OF MERGER

                    1.1    The Merger.  At the Effective Time (as defined
                           ----------
          in Section 1.2 herein), in accordance with this Agreement and the
             -----------
          relevant provisions of the Nevada Revised Statutes (the "NRS"), Acquisition Corp. shall be merged with and into SRS. SRS shall be the surviving corporation of the Merger and SRS shall continue, and be deemed to continue, for all purposes after the Merger, and the existence of Acquisition Corp. shall cease at the Effective Time.

                    1.2    Effective Date of the Merger.  This Agreement
                           ----------------------------
          shall be submitted to the stockholders of SRS as provided in
          Section 5.4 hereof, and to the sole stockholder of Acquisition
          -----------
          Corp., as provided in Section 5.4 hereof, for approval as soon as
                                -----------
          practicable after the execution of this Agreement. Subject to the terms and conditions hereof and the authorization, approval and adoption hereof by the affirmative vote of Eco, in its capacity as the sole stockholder of Acquisition Corp., and of the holders of SRS Common Stock entitled to vote thereon holding at least a majority of the issued and outstanding shares of SRS Common Stock as provided by the NRS. Articles of Merger (the "Articles of Merger") meeting the requirements of Chapter 92A,
          Section 200 of the NRS shall be executed, verified and acknowledged as required by the provisions of Chapter 92A,
          Section 230 of the NRS and shall be delivered to the Secretary of State of Nevada for filing (the time of such filing being the "Effective Time" and the date of such filing being the "Effective Date").

                    1.3    Surviving Corporation; Articles of Incorporation
                           ------------------------------------------------
          of Surviving Corporation.  Following the Merger, SRS shall
          ------------------------
          continue to exist under, and be governed by, the laws of the State of Nevada, and Eco will own all of the issued and outstanding SRS Common Stock. The Articles of Incorporation of SRS, as in effect on the Closing Date, shall continue in full force and effect as the Articles of Incorporation of SRS.

                    1.4    Merger Consideration; Conversion of SRS Common
                           ----------------------------------------------
          Stock; Cancellation of Acquisition Corp. Common Stock.  (a)  At
          -----------------------------------------------------
          the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Corp., SRS or the holders of SRS Common Stock, the holders of SRS Common Stock immediately prior to the Effective Time shall receive one million (1,000,000) shares of common stock, no par value, of Eco ("Eco Common Stock"), which shall be the "Merger Consideration" subject to adjustment as provided in this Section 1.4 and subject to the
                                         -----------
          Escrow Agreement, as described in Section 6.7 hereof.  Each SRS
                                            -----------
          stockholder as of the Effective Date shall be entitled to receive a number of shares of Eco Common Stock equal to the product of
          (x) a fraction, the numerator of which being the number of shares of SRS Common Stock owned of record by such stockholder on the Effective Date and the denominator of which shall be the total issued and outstanding shares of SRS Common Stock on the Effective Date, multiplied by (y) the Merger Consideration.
          Until surrendered in accordance with the provisions of Section
                                                                 -------
          1.5 hereof, each certificate of SRS Common Stock shall represent,
          ---
          for all purposes, only the right to receive the Merger Consideration or appraisal rights under Section 1.9 hereof.
                                                  -----------

                    (b) No adjustment shall be made in the Merger Consideration if the average closing price (the "Average Closing Price") per share of Eco Common Stock on the Nasdaq National Market for the five (5) trading days immediately preceding the Closing Date (as defined in Section 2.1 hereof) is not less than
                                      -----------
          Six Dollars ($6.00) and not greater than Seven Dollars ($7.00). In the event that the Average Closing Price per share is less than Six Dollars ($6.00), the Merger Consideration shall be increased to equal that number of shares of Eco Common Stock which, when multiplied by such Average Closing Price per share, equals Six Million Dollars ($6,000,000). In the event that the Average Closing Price per share is greater than Seven Dollars ($7.00), the Merger Consideration shall be decreased to equal that number of shares of Eco Common Stock which, when multiplied by such Average Closing Price per share, equals Seven Million Dollars ($7,000,000). The number of shares of Eco Common Stock constituting the Merger Consideration is also subject to reduction for payment of finders' fee on behalf of SRS pursuant to Section 3.22 herein.
             ------------

                    (c) If between the date of this Agreement and the Effective Time the outstanding shares of Eco Common Stock shall have been changed into a different number of shares or a different class by reason of a stock dividend, subdivision, reclassification, recapitalization, split-up or combination, the Merger Consideration and the Nasdaq National Market closing price for Eco Common Stock shall be appropriately adjusted.

                    (d) At the Effective Time, all shares of SRS Common Stock which are owned by SRS as treasury stock shall be canceled and retired and cease to exist.

                    (e) At the Effective Time, each share of Acquisition Corp. Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action the part of Eco, be canceled and cease to exist.

                    1.5  Exchange of Certificates.  (a)  Prior to the
                         ------------------------
          Effective Time, Eco shall select an exchange agent (the "Exchange Agent") reasonably acceptable to SRS to effectuate the delivery of the Merger Consideration provided for in Section 1.4 hereof to
                                                      -----------
          holders of SRS Common Stock upon surrender of certificates which immediately prior to the Effective Time represented outstanding shares of SRS Common Stock ("Certificates").

                    (b) As of the Effective Time, Eco shall provide, or shall take all steps necessary to provide, to the Exchange Agent, the aggregate number of shares of Eco Common Stock representing the Merger Consideration. The Exchange Agent shall, pursuant to irrevocable instructions, make the deliveries of the Merger Consideration required in respect of the Merger.

                    (c) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding Certificate, determined as of the Effective Date, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent), advising such holder of the terms of the exchange effected by the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange such holder's share of the Merger Consideration.

                    (d) Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor such holder's share of Merger Consideration, less such holders' shares of Eco Common Stock that shall be delivered to the Escrow Agent to be held under the Escrow Agreement pursuant to Section 6.7 hereof, and the Certificate so
                                -----------
          surrendered shall forthwith be canceled. Shares of Eco Common Stock shall be delivered to such holder as promptly as practicable and (except as hereinafter provided) in no event later than twenty (20) days after proper delivery of the applicable Certificates and letters of transmittal to the Exchange Agent.

                    (e) All shares of Eco Common Stock issued upon exchange of the shares of SRS Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of SRS Common Stock.

                    (f) Neither Acquisition Corp., Eco nor SRS shall be liable to any holder of shares of SRS Common Stock for any such shares of American Eco Common Stock delivered to a public official pursuant to any abandoned property, escheat or similar law. Until surrendered in accordance with the provisions of this
          Section 1.5, each Certificate shall represent, for all purposes,
          -----------
          only the right to receive the Merger Consideration or appraisal rights under Section 1.9 hereof.
                       -----------

                    (g) Any shares of Eco Common Stock which remain undistributed to holders of SRS Common Stock for six (6) months after the Effective Time shall, except as provided by Section
                                                                -------
          1.5(d), be delivered to Eco, upon demand, and any holder of SRS
          ------
          Common Stock who has not theretofore complied with this Section
                                                                  -------
          1.5 shall thereafter look to Eco for the Merger Consideration to
          ---
          which he is entitled.

                    1.6    No Fractional Shares. No certificates or scrip
                           --------------------
          for fractional shares of Eco Common Stock will be issued. In lieu of issuing any such fractional shares to which a holder of SRS Common Stock would otherwise be entitled to receive, the Exchange Agent shall round up or down to the nearest whole share of Eco Common Stock.

                    1.7    Certificates in Other Names. If any certificate
                           ---------------------------
          evidencing shares of Eco Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent or to Eco acting solely in its corporate capacity, as the case may be, any transfer or other taxes required by reason of the issuance of a certificate for shares of Eco Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise required or establish to the satisfaction of the Exchange Agent or of Eco acting solely in its corporate capacity, as the case may be, that such tax has been paid or is not payable.

                    1.8    Treatment of Options. At the Effective Time, all
                           --------------------
          outstanding options to purchase SRS Common Stock ("SRS Options") as set forth on Schedule 3.4, shall be canceled, and Eco shall
                          ------------
          grant to such holders options to purchase Eco Common Stock ("Eco Options"). The Eco Options to be granted pursuant to this Section
                                                                    -------
          1.8 shall have terms substantially equivalent to the SRS Options,
          ---
          except that all such options shall terminate upon the fifth anniversary of the Closing Date.

                    1.9    Appraisal Rights. (a)  Notwithstanding Section
                           ----------------                       -------
          1.4 hereof, shares of SRS Common Stock which are held by a holder
          ---
          of SRS Common Stock ("Dissenting Stockholder") who has properly preserved and perfected appraisal rights with respect to such shares pursuant to the applicable provisions of the NRS shall not be converted into the Merger Consideration pursuant to Section
                                                                 -------
          1.4 hereof, and instead shall be treated in accordance with those
          ---
          provisions of the NRS, as the case may be, unless and until the right of such Dissenting Stockholder under the applicable provisions of the NRS to payment for his shares of SRS Common Stock shall cease.

                    (b) If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting Stockholder's right to payment for any of such Dissenting Stockholder's shares of SRS Common Stock, such shares shall be automatically converted into the right to receive Merger Consideration in accordance with Section 1.4 hereof.
                                           -----------

                    (c) Each Dissenting Stockholder who becomes entitled to payment of fair market value of any such Dissenting Stockholder's shares of SRS Common Stock shall receive payment thereof, less an amount to the product of (x) a fraction, the numerator of which being the number of shares of SRS Common Stock owned of record by the Dissenting Stockholder and the denominator of which shall be the total issued and outstanding shares of SRS Common Stock on the Effective Date, multiplied by (y) $500,000, and which withheld amount shall be held under the Escrow Agreement.

                                      ARTICLE II

                                       CLOSING

                    2.1    Closing Date. The closing of the Merger (the
                           ------------
          "Closing") shall take place at the offices of Stradling, Yocca, Carlson & Rauth, 660 Newport Centre Drive, Suite 1600, Newport Beach, California at 11:00 a.m., local time, on that day on which the last of the conditions set forth in Articles VI and VII shall have been satisfied or, if permissible, waived (other than those conditions which by their terms are to occur only at the Closing), or on and at such other date, time and place as Eco, Acquisition Corp. and SRS may agree (the date of the Closing hereinafter being referred to as the "Closing Date").

                    2.2    Deliveries at the Closing. At the Closing SRS
                           -------------------------
          will deliver to Eco the various certificates, instruments and document referred to in Article VI, and Eco and Acquisition Corp. will deliver to SRS the various certificates, instruments and documents referred to in Article VII.
                                   -----------

                                     ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF SRS

                     SRS hereby represents and warrants to American Eco and Acquisition Corp. as follows:

                    3.1    Due Incorporation. (a) SRS is a corporation duly
                           -----------------
          organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted. SRS is qualified to do business and is in good standing as a foreign corporation in the State of California (subject to Section 2115 of the California General Corporation
          Law) and Louisiana and Washington, which are the only jurisdictions where the nature of the properties owned, leased or operated by it and the business transacted by it require such qualification. (b) Schedule 3.1 sets forth a complete and
                              ------------
          correct list of all corporations, proprietorships, firms, partnerships, limited partnerships, limited liability companies, trusts, associations or other entities in which SRS has any record or beneficial interest (such entities collectively the "SRS Companies"). Each of the SRS Companies is duly organized, validly existing and in good standing in the jurisdiction of its formation and is duly qualified in all other jurisdiction where the nature of the properties owned, leased or operated by it and the nature of the business transacted by it require such qualification. Other than as set forth on Schedule 3.1, SRS has
                                                    ------------
          no direct or indirect subsidiaries, either wholly or partially owned, and SRS does not hold any voting or management interest in any corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, individual or other entity (a "Person") or own any security issued by any Person. For purposes of the information provided in this ARTICLE III and the Schedules furnished hereunder, where applicable SRS shall include each of the SRS Companies.

                    3.2    Due Authorization. SRS has full power and
                           -----------------
          authority to enter into this Agreement and the Articles of Merger (the "Related Agreement") and, subject to obtaining the necessary approval of this Agreement and the Merger by the stockholders of SRS, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by SRS of this Agreement and the Related Agreement have been duly and validly approved and authorized by the Board of Directors of SRS, and, subject to obtaining the necessary approval of the Merger by the SRS stockholders, the Related Agreement and the transactions contemplated hereby and thereby, SRS has duly and validly executed and delivered this Agreement and will duly and validly execute and deliver the Related Agreement. Subject to obtaining the necessary approval of the SRS stockholders, this Agreement constitutes the legal, valid and binding obligation of SRS and the Related Agreement to which SRS is a party, will, upon execution thereof by SRS, constitute the legal, valid and binding obligation of SRS, in each case enforceable against SRS in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                    3.3    Non-Contravention; Consents and Approvals. (a)
                           -----------------------------------------
          Except to the extent set forth on Schedule 3.3, the execution and
                                            ------------
          delivery of this Agreement by SRS does not, and the performance by SRS of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of SRS under, any of the terms, conditions or provisions of (i) the Articles of Incorporation or By-Laws of SRS, or (ii) subject to obtaining the necessary approval of this Agreement and the Merger by the SRS stockholders and the taking of the actions described in paragraph (b) of this Section 3.3,
                                                            ------------
          (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license, of any Governmental Entity (as defined in paragraph (b) below), applicable to SRS or any of its assets or properties, or (y) any contract, agreement or commitment to which SRS is a party or by which SRS or any of its assets or properties is bound.

                    (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), or any other Person, is required by SRS in connection with the execution and delivery of this Agreement and the Related Agreement or the consummation by SRS of the transactions contemplated hereby and thereby, except for:

                    (i) the permit by the California Commissioner of Corporations approving the Merger after a fairness hearing thereon;

                    (ii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada in accordance with the requirements of the NRS; and

                    (iii)if applicable, the filing of the appropriate
               documents with the relevant authorities of other states in which SRS is qualified to transact business.

                    3.4    Capitalization. (a) The authorized capital stock
                           --------------
          of SRS consists of 5,000,000 shares of SRS Common Stock. On the date hereof, there are issued and outstanding 3,193,350 shares of SRS Common Stock. All of the issued and outstanding shares of SRS Common Stock are validly issued, fully paid and nonassessable and the issuance thereof was not subject to preemptive rights.

                    (b)    Schedule 3.4 is a correct and complete list of
                           ------------
          all outstanding SRS Options. Except for shares issuable pursuant to SRS Options, there are no shares of SRS Common Stock or other equity securities (whether or not such securities have voting rights) of SRS issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating SRS to issue, transfer or sell any shares of capital stock or other securities (whether or not such securities have voting rights) of SRS, or agreements to enter into any of the foregoing.

                    3.5    Financial Statements; Undisclosed Liabilities;
                           ---------------------------------------------
          Other Documents. (a) For purposes of this Agreement, "SRS
          ---------------
          Financial Statements" shall mean (x) the audited consolidated financial statements of SRS as of June 30, 1995 and June 30, 1994 and the fiscal years then ended (including all notes thereto), consisting of the balance sheets at such dates and the related statements of income, stockholders' equity and cash flows for the years then ended (the "SRS Audited consolidated Financial Statements"), and (y) the unaudited consolidated financial statements of SRS as of February 29, 1996 and February 28, 1995 (including all notes thereto), consisting of the balance sheets at such dates and the results of operations for the eight months then ended (the "SRS Interim Financial Statements"). The Audited SRS Financial Statements have been prepared in accordance with U.S. GAAP consistently applied (except as may be indicated therein or in the notes thereto), present fairly the financial position of SRS as at the dates thereof and the results of operations, stockholders' equity and cash flows of SRS for the periods covered thereby (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), and are substantially in accordance with the financial books and records of SRS. The SRS Interim Financial Statements are in accordance with the books and records of SRS and have been prepared on a consistent basis with those of prior years. Except for the absence of adequate disclosure, relating to the absence of footnotes, and stockholders' equity and cash flow statements, the SRS Interim Financial Statements present fairly SRS' financial position as of the dates of the SRS Interim Financial Statements and the results of operations for the periods covered by these statements.

                    (b) SRS does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, which individually or in the aggregate could be reasonably expected to have an SRS Material Adverse Effect (as defined below) except (i) as set forth on or reflected in the balance sheet at February 29, 1996 (the "SRS Interim Balance Sheet") included in the SRS Financial Statements or (ii) liabilities and obligations incurred since February 29, 1996 in the ordinary and usual course of its business.

                    3.6    No Material Adverse Effects or Changes. Except
                           --------------------------------------
          as listed on Schedule 3.6 or as contemplated by this Agreement,
                       ------------
          since February 29, 1996, SRS has not suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance) which is having or could reasonably be expected to have an SRS Material Adverse Effect. "Loss" shall mean liabilities, losses, costs, claims, damages (including consequential damages), penalties and expenses (including attorneys' fees and expenses and costs of investigation and litigation). An "SRS Material Adverse Effect" shall mean an effect on or circumstance involving the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of SRS which is materially adverse to SRS. Except as disclosed in Schedule 3.6 or in the SRS
                                                 ------------
          Financial Statements, since February 29, 1996 SRS has not (i) declared, set aside or paid any dividend or other distribution in respect of its capital stock; (ii) made any direct or indirect redemption, purchase or other acquisition of any shares (other than purchases in connection with the exercise of options) of its capital stock or made any payment (other than dividends) to any of their stockholders (in their capacity as stockholders); (iii) issued or sold any shares of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares or taken any action to reclassify or recapitalize or split up their capital stock; (iv) mortgaged, pledged or subjected to any lien, lease, security interest, encumbrance or other restriction, any of their material properties or assets except in the ordinary and usual course of their business and consistent with past practice;
          (v) entered into any acquisition or merger agreement or commitment, (vi) except in the ordinary and usual course of its business and consistent with its past practices forgiven or canceled any material debt or claim, waived any material right; or (vii) adopted or amended any plan or arrangement (other than amendments that are not material or that were made to comply with laws or regulations) for the benefit of any director, officer or employee or changed the compensation (including bonuses) to be paid to any director, officer or employee, except for changes made consistent with the prior practice of SRS.

                    3.7    Tax Returns and Audits. "Taxes", as used in this
                           ----------------------
          Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. "Tax Return", as
                                                          ----------
          used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes, including where permitted or required, combined or consolidated returns for any group or entities.

                    (a)    Filing of Timely Tax Returns. SRS has duly filed
                           ----------------------------
          all Tax Returns required to be filed by it under applicable law and will file all Tax Returns required to be filed by it at or prior to the Effective Date under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) complete and correct and filed on a timely basis. SRS has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

                    (b)    Payment of Taxes. SRS has, within the time and
                           ----------------
          in the manner prescribed by law, paid (and until the Effective Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

                    (c)    Tax Liens. There are no Tax liens upon the
                           ---------
          assets of SRS except liens for Taxes not yet due.

                    (d)    Withholding Taxes. SRS has complied (and until
                           -----------------
          the Effective Date will comply) in all respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3606, and 6041 and 6049 of the Code, as well as similar provisions under any other laws, and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required .

                    (e)    Statute of Limitations. SRS has not executed any
                           ----------------------
          outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of SRS or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against SRS that has not been resolved and paid in full.

                    (f)    Audit, Administrative and Court Proceedings. No
                           -------------------------------------------
          audits or other administrative proceedings or court proceedings are presently pending or, to the knowledge of SRS, threatened with regard to any Taxes or Tax Returns of SRS. Except as disclosed in Schedule 3.7, no power of attorney currently in
                       ------------
          force has been granted by SRS concerning any Tax matter. To the knowledge of SRS, no facts exist or have existed which would constitute grounds for the assessment of Taxes on SRS with respect to periods which have not been audited by the Internal Revenue Service (the "IRS") or other taxing authorities.

                    (g)    Code Section 341(f). SRS has not filed (and will
                           -------------------
          not file prior to the Closing) a consent pursuant to Code Section 341(f) and has not agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code Section 341(f)(4)) owned by SRS.

                    (h)    Code Section 168. No property of SRS is property
                           ----------------
          that SRS or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code Section 168.

                    (i)    U.S. Real Property Holding Corporation. SRS is
                           --------------------------------------
          not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

                    3.8    Litigation. Except as described on Schedule 3.8,
                           ----------                         ------------
          there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to SRS' knowledge, threatened against or affecting SRS any of its officers or directors in their capacity as such, or any of its property or business which could reasonably be expected to have an SRS Material Adverse Effect. No event has occurred or circumstance exists that may give rise or serve as a basis for the commencement of any such proceeding. SRS is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Entity, other than orders of general applicability.

                    3.9    Compliance with Applicable Laws. SRS holds all
                           -------------------------------
          permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are required in the operation of its business (the "SRS Permits"), and is in compliance with the terms of the SRS Permits, except where the failure so to comply would not have an SRS Material Adverse Effect. Schedule 3.9 is a
                                                         ------------
          complete and correct list of all Permits. The entry into and consummation of this Agreement and the Merger will not require any modification, re-application, approval or other consent as to any SRS Permit. SRS is not in violation of any law, ordinance or regulation of any Governmental Authority, including environmental and labor laws and regulations, except for possible violations which individually and in the aggregate do not, and, insofar as reasonably can be foreseen by SRS, will not in the future have an SRS Material Adverse Effect.

                    3.10   Contracts. (a) Except for the contracts,
                           ---------
          agreements, commitments, instruments, bids and proposals to which
          SRS is a party listed on Schedule 3.10, SRS is not a party to or
                                   -------------
          otherwise bound by any written or oral (i) mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money, (ii) guarantee of any obligation (excluding endorsements of instruments for collection in the ordinary course of business of SRS), (iii) letter of credit, bond or other indemnity, (iv) joint venture, partnership or other agreement involving the sharing of profits and losses, (v) performance of services or delivery of goods in an amount exceeding $1,000 or which would not be completed within three (3) months, (vi) agreement for the sale or lease by SRS to any person of any material amount of its assets other than the retirement or other disposition of assets no longer useful to SRS or the sale of assets in the ordinary course of the operation of SRS, (vi) agreement requiring the payment by SRS of more than $1,000 in any 12-month period for the purchase or lease of any machinery, equipment or other capital assets, (viii) agreement providing for the lease or sublease by SRS (as lessor, sublessor, lessee or sublessee) of any real property, (ix) distributor, sales representative, broker or agent agreement, (x) collective bargaining agreement, employment or consulting agreement or agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale of SRS, (xi) agreement requiring the payment by SRS to any person of more than $1,000 in any 12-month period for the purchase of goods or services, (xii) material warranties relating to products distributed or services provided by SRS, (xiii) license or sublicense agreement (whether as licensor, licensee, sublicensor or sublicensee) with respect to any material item of Intellectual Property owned or licensed by SRS, and (xiv) agreement imposing non-competition, confidentiality or exclusive dealing obligations on SRS.

                    (b) SRS has delivered or made available to Eco complete and correct copies of each written agreement listed on
          Schedule 3.10 each as amended to date and a summary of the terms
          -------------
          of each oral agreement listed on Schedule 3.10. Each agreement
                                           -------------
          listed on Schedule 3.10 is a valid, binding and enforceable
                    -------------
          obligation of SRS and, to SRS' knowledge, the other party or parties thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject as to enforceability to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing) and is in full force and effect. Except as set forth on Schedule 3.10 (i) neither SRS nor, to SRS' knowledge,
                   -------------
          any other party thereto is in material breach of any material term of any such agreement or has repudiated any material term of any such agreement, (ii) no event, occurrence or condition exists (including the transactions contemplated under this Agreement) which, with the lapse of time or the giving of notice or both, would become a default under any such agreement by SRS or, to SRS' knowledge, any other party thereto, and (iii) SRS has not released or waived any material right under any contract. SRS is not required to give any notice to any other person who is a party to an agreement listed on Schedule 3.10 regarding this
                                          -------------
          Agreement or the Merger.

                    (c)    Schedule 3.10 sets forth a correct and complete
                           -------------
          list of the ten largest customers of SRS in terms of net revenues during each of the 1994 and 1995 fiscal years and the first six months of fiscal 1996, showing the approximately total net revenue received in each such period from each such customer. Except to the extent set forth on Schedule 3.10, since December 31, 1995, there has not been any adverse change in the business relationship between SRS and any customer listed on such Schedule.

                    3.11   Real Property. SRS does not own, nor have any
                           -------------
          right to acquire, any real property.

                    3.12   Personal Property. Schedule 3.12 is a complete
                           -----------------  -------------
          and correct list of all personal property of SRS (other than inventory) not reflected or any other Schedule hereto and having a book value exceeding $1,000. Except as set forth on Schedule
                                                                --------
          3.12, SRS now has and on the Closing Date will have good and
          ----
          marketable title to all personal property purported to be owned by it, free and clear of all Liens. The material, tangible assets of SRS taken as a whole, including all machinery and equipment, are, in all material respects, in good condition and repair, reasonable wear and tear excepted and have been well maintained.

                    3.13   Employees. Schedule 3.13 contains a complete and
                           ---------  -------------
          correct list of (i) all full-time and part-time employees of SRS, including their respective salaries, dates of hire, positions and last salary adjustment and (ii) all bonus, deferred compensation, severance or termination pay, insurance, medical, dental, drug, profit sharing, pension, retirement, stock option, stock purchase, hospitalization insurance or other material plans or arrangements providing employee benefits to any current or former director, officer, employee or consultant of SRS and all relevant vacation policies. SRS is not a party to any union, collective bargaining or similar agreement, and there are no controversies pending or, to SRS' knowledge, threatened between SRS and any current or former employee or any labor or other collective bargaining unit representing any current or former employee of SRS that could reasonably be expected to result in a material labor strike, dispute, slow-down or work stoppage or otherwise have a material adverse effect on the financial condition of SRS. SRS is not aware of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of SRS. SRS has paid or accrued in full all wages, salaries, commissions, bonuses and other compensation (including severance pay and vacation benefits) for all services performed by its employees and former employees, and has withheld such amounts as were required to be withheld therefrom and has paid the withheld amounts to the proper tax and other receiving officers within the time required under applicable law.

                    3.14   Insurance. Schedule 3.14 contains a complete and
                           ---------  -------------
          correct schedule of coverage and list of all policies of insurance owned by SRS under which SRS assets, properties, operations or employees are insured (including amount of coverage, type of insurance, amount of deductible, if any, the policy number and expiration date), and all claims made under any of such policies or prior policies since January 1, 1994. Since January 1, 1994, SRS has given due and timely notice of any claim and of any occurrence known to SRS which may be covered by any of such policies or prior policies. All scheduled policies are in full force and effect and are in amounts and coverage sufficient for compliance by SRS with all applicable requirements of Law and all agreements to which SRS is a party or subject and customary in its industry. All premiums in connection with such policies are fully paid. No event has occurred which, with notice or lapse of time, would constitute a breach or default thereunder or permit termination, modification or acceleration of any policy, and no party to any policy has repudiated any provisions thereof.

                    3.15   Inventories. The amounts at which the
                           -----------
          inventories are carried on the SRS Interim Balance Sheet and on the books of SRS reflect the normal valuation policy of SRS in accordance with U.S. GAAP. The amount of repair parts and supplies maintained by SRS is consistent with its prior practices. The reserves estimated for obsolescence as of the Closing Date will be adequate to cover the diminution in value of inventories due to obsolescence.

                    3.16   Accounts Receivable. Schedule 3.16 sets forth a
                           -------------------  -------------
          complete and correct list of the work-in-process and accounts receivable of SRS as set forth on the SRS Interim Balance Sheet, including the degree of completion for each project and the amounts expended thereon. All accounts receivable which have arisen subsequent to the SRS Interim Balance Sheet represent sales or work performed made in the ordinary course of business, are current and collectible and, to SRS' knowledge, the same will be collected in full (net of reserve for bad debts) in the ordinary course of business and are not subject to any claims, offsets, allowances or adjustments.

                    3.17   Employee Benefits. (a) Schedule 3.17 is a
                           -----------------      -------------
          complete and correct list of each employee benefit plan that SRS maintains with respect to its current or former employees or to which SRS contributes or is obligated to contribute with respect to any of its current or former employees. SRS does not have any benefit plan subject to the reporting requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and other applicable Laws, nor has had such a plan since January 1, 1991.

                    3.18   Intellectual Property. Schedule 3.18 is a
                           ---------------------  -------------
          complete and correct list of all of the trademarks, tradenames, service marks, and patents (including any registrations of or pending applications for any of the foregoing), know-how, data bases, trade secrets and confidentiality information (collectively, "Intellectual Property") used by SRS in the conduct of its business. Except as disclosed on Schedule 3.18:
                                                          -------------

                    (a) all of such Intellectual Property is owned by SRS free and clear of all liens, and is not subject to any license, royalty or other agreement;

                    (b) none of such Intellectual Property has been or is the subject of any pending or, to the best of SRS' knowledge, threatened litigation or claim of infringement;

                    (c) no license or royalty agreement to which SRS is a party is in breach or default by any party thereto except where such breach or default would not have an SRS Material Adverse Effect or is the subject of any notice of termination given or, to SRS' knowledge, threatened;

                    (d) to SRS' knowledge, SRS is not breaching or infringing any Intellectual Property of third parties; and

                    (e) the Intellectual Property is sufficient for the conduct of the business of SRS as presently conducted.

                    3.19   Environmental Matters. The business and
                           ---------------------
          operations of SRS, including the transportation, treatment, storage, handling, transfer, disposition, recycling or receipt of materials, complies with all applicable environmental statutes, regulations and decrees, whether federal, state or municipal (the "Environmental Laws"). SRS has not received any notices to the effect that the business carried on by SRS or the operation of any equipment or facilities of SRS (including the transportation, handling, treatment or storage of hazardous materials thereon) is not in compliance with the requirements of applicable Environmental Laws or is subject to any remedial control or action or any investigation or evaluation as to whether any remedial action is required to respond to a release or threatened which forms part of or is adjacent to any premises at which SRS's business is conducted. SRS has performed its services for customers in material compliance with all applicable Environmental Laws.

                    3.20   Books and Records. SRS has maintained and
                           -----------------
          preserved complete and accurate books and records for its material transactions. The minute books of SRS include complete and correct minutes of all meetings of its directors committees and stockholders. The SRS Articles of Incorporation and By-laws previously delivered to ECO are current and complete. At the Closing Date, all of those books and records will be in the possession of SRS. Schedule 3.20 sets forth a complete and
                             -------------
          correct list of (i) all officers and directors of SRS and (ii) the name and address of each bank, trust company or other financial institution in which SRS has an account and the names of all persons authorized to draw thereon as well as all powers of attorney granted by SRS.

                    3.21   Related Party Transactions. Schedule 3.21 sets
                           --------------------------  -------------
          forth a complete and correct list of all transactions, loans, claims, or agreements between or involving SRS and an officer, director; employee, consultant or stockholder of SRS (or an affiliate of any such person) since July 1, 1994.(excluding employment agreements included on another SRS Schedule to this Agreement and benefits given to all employees of SRS). All transactions and agreements listed on Schedule 3.21 were on terms
                                                -------------
          to SRS no less favorable than what SRS would have had with unrelated third parties.

                    3.22   Fees of Brokers, Consultants and Financial
                           -------------------------------------------
          Advisors.  Neither SRS, nor any officer, director, or employee of
          --------
          SRS, has employed any broker, finder, consultant or investment banker or incurred any liability for any brokerage or investment banking fees, commissions or finders, fees in connection with the transactions contemplated by this Agreement, except to William Thompson Investment Co. and Sucsy Fischer & Co., investment bankers, whose fees aggregated $380,000 shall be payable from the Merger Consideration.

                    3.23   Required Vote.  The affirmative vote of the
                           -------------
          holders of a majority of the outstanding shares of SRS Common Stock, voting together as one class, is the only vote of the SRS stockholders required to approve this Agreement, the Merger and the transactions contemplated herein.

                    3.24   General Representation and Warranty.  Neither
                           -----------------------------------
          this Agreement nor any schedule attached hereto or other documents and written information furnished by or on behalf of SRS, its attorneys, auditors or insurance agents to Eco in connection with this Agreement contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

                                      ARTICLE IV

                          REPRESENTATIONS AND WARRANTIES OF
                              ACQUISITION CORP. AND ECO

                    Acquisition Corp. and Eco, jointly and severally, hereby represent and warrant to SRS as follows:

                    4.1    Due Incorporation.   Each of Eco and
                           -----------------
          Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Eco is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it require such qualification, except where the failure to be so qualified could not have an Eco Material Adverse Effect (as defined in Section 4.7 herein).
                                                 -----------

                    4.2    Due Authorization.  Each of Eco and
                           -----------------
          Acquisition Corp. has full power and authority to enter into this Agreement and the Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Eco of this Agreement has been duly and validly approved by the Board of Directors of Eco, and no other actions or proceedings on the part of Eco are necessary to authorize this Agreement. The execution, delivery and performance by Acquisition Corp. of this Agreement and the Related Agreement have been duly and validly approved by the Board of Directors and the sole stockholder of Acquisition Corp., and no other actions or proceedings on the part of Acquisition Corp. or its stockholder are necessary to authorize this Agreement and the Related Agreement. Each of Eco and Acquisition Corp. has duly and validly executed and delivered this Agreement and Acquisition Corp. has duly and validly executed and delivered (or will duly and validly execute and deliver on or prior to the Closing Date) the Related Agreement. This Agreement constitutes the legal, valid and binding obligations of each of Eco and Acquisition Corp., and the Related Agreement will, upon execution, constitute the legal, valid and binding obligation of Acquisition Corp., in each case enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                    4.3    Non-Contravention; Consents and Approvals. (a)
                           -----------------------------------------
          The execution and delivery of this Agreement by Eco and Acquisition Corp. does not, and the performance by Eco and Acquisition Corp. of their obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of any of the American Eco Companies under, any of the terms, conditions or provisions of (i) the charter documents or bylaws of each of the American Eco Companies, or (ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license, of any Governmental Entity, or (y) any contract, agreement or commitment to which any Eco Company is a party or by which any American Eco Company or any of their respective assets or properties is bound.

                    (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by Eco or Acquisition Corp. in connection with the execution and delivery of this Agreement and the Related Agreement or the consummation by each of Eco and Acquisition Corp. or each of their respective stockholders of the transactions contemplated hereby and thereby, except for:

                    (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada in accordance with the requirements of the NRS;

                    (ii) filings with various state securities "blue sky" authorities; and

                    (iii) the approval of the Toronto Stock Exchange (the
               "TSE") of this Agreement and the issuance of the Merger Consideration.

                    4.4    Capitalization.   (a) The authorized capital
                           --------------
          stock of Eco consists of 700,000 shares of Preferred Stock, no par value per share ("Eco Preferred Stock") and an unlimited number of shares of Eco Common Stock. On the date hereof, there are no shares of Eco Preferred Stock issued and outstanding and 10,551,771 shares of Eco Common Stock issued and outstanding. The authorized capital stock of Acquisition Corp. consists of 1,000 shares of Acquisition Corp. Common Stock, of which there are 100 shares issued and outstanding on the date hereof. All of the issued and outstanding shares of Eco and Acquisition Corp. Common Stock are, and all shares of Eco Common Stock constituting the Merger Consideration to be issued to SRS stockholders in the Merger will be, validly issued, fully paid and nonassessable and the issuances thereof were not and will not be subject to preemptive rights. Schedule 4.4 is a correct and complete list of
                             ------------
          shares of Eco Common Stock reserved for issuance under Eco stock option plans and warrants (the "Eco Derivative Securities") as of March 31, 1996.

                    (b) Except for the Eco Derivative Securities, there are no shares of Eco Common Stock and Acquisition Corp. Common Stock or other equity securities (whether or not such securities have voting rights) of Eco and Acquisition Corp. issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating Eco and/or Acquisition Corp. to issue, transfer or sell any shares of capital stock or other securities (whether or not such securities have voting rights) of Eco and Acquisition Corp. There are no outstanding contractual obligations of Eco or Acquisition Corp. which relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other securities of each of Eco and Acquisition Corp.

                    4.5    Financial Statements; Undisclosed Liabilities;
                           ----------------------------------------------
          Other Documents.  (a) For purposes of this Agreement, "Eco
          ---------------
          Financial Statements" shall mean (x) the audited consolidated financial statements of Eco as of November 30, 1995 and November 30, 1994 and for the fiscal years then ended (including all notes thereto) which are included in the Eco SEC Documents (as defined in Section 4.6), and (y) the unaudited consolidated financial
             ------------
          statements of Eco as of February 29, 1996 and February 28, 1995 and for the three months then ended consisting of the consolidated balance sheets at such dates and the related consolidated statements of operations, stockholders' equity and cash flows for the periods then ended. The Eco Financial Statements have been prepared in accordance with Canadian GAAP (together with notes thereto explaining the differences between Canadian GAAP and U.S. GAAP) consistently applied, present fairly the financial position, of Eco as at the dates thereof and the results of operations and cash flows of Eco for the periods covered thereby (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), and are substantially in accordance with the financial books and records of Eco.

                    (b) Eco does not have any liabilities or obligations of any nature, whether accrued, contingent, absolute or otherwise, which individually or in the aggregate could be reasonably expected to have an Eco Material Adverse Effect (as defined below) except (i) as set forth in the February 29, 1996 balance sheet (the "Eco Interim Balance Sheet") Eco or (ii) liabilities or obligations incurred since February 29, 1996 in the ordinary and usual course of its business.

                    4.6    Securities Law Filings.   The Eco Common Stock
                           ----------------------
          is listed on the TSE and the Nasdaq National Market. Eco as a "foreign private issuer", as defined in the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), has filed all required forms, reports and other documents with the U.S. Securities and Exchange Commission (the "SEC") since December 1, 1994, all of which complied when filed, in all material respects, with all applicable requirements of the Exchange Act. Eco has heretofore delivered to SRS complete and correct copies of (i) its Annual Report on Form 20-F for the year ended November 30, 1994, as filed with the SEC, (ii) its Annual Report to Stockholders for the 1995 fiscal year, (iii) all information circulars relating to Eco,s meetings of stockholders (whether annual or special) since December 1, 1994, and (iv) all other reports, forms and other documents filed by Eco with the SEC since December 1, 1994 (together, the "Eco SEC Documents").

                    4.7    No Material Adverse Effects or Changes.
                           --------------------------------------
          Except as listed on Schedule 4.7, or as disclosed in or reflected
                              ------------
          in the Eco Financial Statements included in the Eco SEC Documents, or as contemplated by this Agreement, since February 29, 1996, neither Eco nor any of its wholly-owned subsidiaries (ECO and such subsidiaries sometimes collectively, the "Eco Companies") has suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance) which is having or could be expected to have an Eco Material Adverse Effect. An "Eco Material Adverse Effect" shall mean an effect on or circumstances involving the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) which is materially adverse to the Eco Companies, taken as a whole.

                    4.8    Insurance.  The Eco Companies are insured
                           ---------
          with reputable insurers against all risks and in such amounts normally insured against by companies of the same type and in the same line of business as the Eco Companies.

                    4.9    Labor Matters.  Each of the Eco Companies has
                           -------------
          conducted and currently is conducting, its respective business in full compliance with all laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment except where such failure to be in compliance would not have an Eco Material Adverse Effect. The relationship of the Eco Companies with its respective employees is generally satisfactory, and there is, and during the past three years there has been, no labor strike, dispute, slow-down, work stoppage or other labor difficulty pending or, to Eco's knowledge, threatened against or.involving the Eco Companies. None of the employees of the Eco Companies are covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated by the Eco Companies and to Eco's knowledge, no attempt is currently being made or during the past three years has been made to organize any employees of the Eco Companies to form or enter a labor union or similar organization.

                    4.10   Tax Returns and Audits.   Except as set forth
                           ----------------------
          on Schedule 4.10, each of the Eco Companies has duly filed all
             -------------
          Canadian, United States, province, state, local and foreign Tax Returns required to be filed by it, except where the failure to so file would not have an Eco Material Adverse Effect. Eco has duly paid (except for Taxes being contested in good faith) or made adequate provisions on its books in accordance with Canadian GAAP for the payment of all Taxes which have been incurred or are due and payable, by the Eco Companies, and Eco will on or before the Effective Time of the Merger make adequate provision on its books in accordance with Canadian GAAP for all Taxes payable for any period through the Effective Time of the Merger for which no return is required to be filed prior to the Effective Time. Since December 1, 1994, the Tax Returns of the Eco Companies have not been examined by the Canadian tax authorities, the IRS or other taxing authority, respectively, nor has any of the Eco Companies granted or given any extensions or waivers of the statute of limitations with respect to any such federal and state income tax returns since December 1, 1994. Eco is not aware of any basis for the assertion of any deficiency against any of the Eco Companies for Taxes, which, if adversely determined, would have an Eco Material Adverse Effect.

                    4.11   Litigation. (a) Except as disclosed in Schedule
                           ----------                             --------
          4.11, there are no actions, suits, arbitrations, regulatory
          ----
          proceedings or other litigation, proceedings or governmental investigations pending or, to Eco's knowledge, threatened against or affecting any of the Eco Companies or any of their respective officers or directors in their capacity as such, or any of their respective properties or businesses which could reasonably be expected to have an Eco Material Adverse Effect. No Eco Company is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Entity, other than orders of general applicability. Since December 1, 1994, none of the Eco Companies has entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which it has any continuing obligation.

                    (b)    There are no claims, actions, suits,
          proceedings, or investigations pending or, to Eco's knowledge, threatened by or against any of the Eco Companies with respect to this Agreement or the Related Agreement, or in connection with the transactions contemplated hereby or thereby.

                    4.12   Compliance with Applicable Laws. Except as
                           -------------------------------
          disclosed in Schedule 4.12, each of the Eco Companies holds all
                       -------------
          permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are required in the operation of its respective business (the "Eco Permits") except for those the failure of which to hold would not have an Eco Material Adverse Effect. The Eco Companies are in compliance with the terms of the Eco Permits, except where the failure so to comply would not have an American Eco Material Adverse Effect. Except as disclosed in
          Schedule 4.12, to Eco's knowledge, none of the Eco Companies is
          -------------
          in violation of any law, ordinance or regulation of any Governmental Authority, including environmental laws and regulations, except for possible violations which individually and in the aggregate do not, and, insofar as reasonably can be foreseen by Eco, will not in the future have an Eco Material Adverse Effect.

                    4.13   Contracts; No Defaults. Neither any Eco Company
                           ----------------------
          nor to Eco's knowledge any other party thereto, is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred or by reason of this Agreement or the Merger would occur which, with notice or lapse of time or both, could be reasonably expected to result in a default under, any contract, agreement or commitment to which any Eco Company is a party or by which any Eco Company or any of its assets or properties is bound, except for breaches, violations and defaults which are not having and could not be reasonably expected to have an American Eco Material Adverse Effect. None of the Eco Companies is required to give any notice to any person regarding this Agreement or the Related Agreement or the transactions contemplated hereby or thereby.

                    4.14   Absence of Certain Changes or Events.  Except as
                           ------------------------------------
          disclosed in the Eco SEC Documents filed prior to the date of this Agreement or in Schedule 4.14 hereto, since February 29,
                               -------------
          1996, Eco has not (i) declared, set aside or paid any dividend or other distribution in respect of its capital stock; (ii) made any direct or indirect redemption, purchase or other acquisition of any shares (other than purchases in connection with the exercise of options) of its capital stock or made any payment (other than dividends) to any of their stockholders (in their capacity as stockholders); (iii) issued or sold any shares of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares or taken any action to reclassify or recapitalize or split up their capital stock; (iv) mortgaged, pledged or subjected to any lien, lease, security interest, encumbrance or other restriction, any of their material properties or assets \except in the ordinary and usual course of their business and consistent with past practice; (v) entered into any acquisition or merger agreement or commitment, (vi) except in the ordinary and usual course of its business and consistent with its past practices forgiven or canceled any material debt or claim, waived any material right; or (vii) adopted or amended any plan or arrangement (other than amendments that are not material or that were made to comply with laws or regulations) for the benefit of any director, officer or employee or changed the compensation (including bonuses) to be paid to any director, officer or employee, except for changes made consistent with the prior practice of Eco.

                    4.15   Fees of Brokers, Finders and Investment Bankers.
                           ------------------------------------------------
          Neither Eco nor any officer, director, or employee of Eco has employed any brokers, finder or investment banker or incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                    4.16   General Representation and Warranty.  Neither
                           -----------------------------------
          this Agreement nor any schedule attached hereto or other documents and written information furnished by or on behalf of Eco, its attorneys, auditors or insurance agents to SRS in connection with this Agreement contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.


                                      ARTICLE V

                                      COVENANTS

                    5.1    Implementing Agreement.     Subject to the terms
                           ----------------------
          and conditions hereof, each party hereto shall use its best efforts to take all action required of it to fulfill its obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby;

                    5.2    Access to Information and Facilities;
                           -------------------------------------
          Confidentiality. (a) From and after the date of this Agreement,
          ---------------
          SRS shall give Eco and Acquisition Corp. and their representatives access during normal business hours and upon reasonable notice to all of the facilities, properties, books, contracts, commitments and records of SRS and shall make the officers and employees of SRS available to Eco and Acquisition Corp. and their representatives as Eco or Acquisition Corp. or their representatives shall from time to time reasonably request. Eco and Acquisition Corp. and their representatives will be furnished with any and all information concerning SRS which Eco or Acquisition Corp. or their representatives reasonably request. The obligations set forth in this Section 5.2 shall also apply to
                                            -----------
          Eco and Acquisition Corp., mutatis mutandis. The investigation by
                                     ------- --------
          and knowledge of SRS or Eco and the furnishing of information to each other shall not affect the right of such party to rely on the representations, warranties, covenants and agreements of the other party hereto.

                    (b)    Each of SRS, on one hand, and Eco and
          Acquisition Corp., on the other hand, agrees for itself, and its respective representatives, to keep confidential all information furnished to it pursuant to this Section 5.2, except for information which is public or which is disclosed other than by a person subject to this Section 5.2(b).
                                 --------------

                    5.3    Preservation of Business.   (a) From the date of
                           ------------------------
          this Agreement until the Closing Date, each of SRS and Eco, (including the SRS Companies and the other Eco Companies, respectively) shall operate only in the ordinary and usual course of business consistent with past practice, and shall use reasonable commercial efforts to (i) preserve intact its business organization, (ii) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of its business, and (iii) not permit any action or omission which would cause any of the representations or warranties contained herein to become inaccurate or any of the covenants to be breached in any material respect.

                    (b) SRS further covenants that prior to the Closing Date SRS shall not, nor permit any of the SRS Companies.to, without the prior written consent of Eco (which shall not be unreasonably withheld):

                    (i) take any action, incur any obligation or enter into or authorize any contract or transaction other than in the ordinary course of business;

                    (ii) except pursuant to the terms of any SRS Options, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting or options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities, or amend any of their terms of any such securities;

                    (iii) split, combine, or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities; or

                    (iv) make any changes in its accounting systems, policies, principles or practices except as may be required by law or U.S. GAAP;

                    (v) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability, or waive or extend the statute of limitations in respect of any such Taxes; or

                    (vi) terminate, or modify, amend or otherwise alter or change in any material respect, any of the terms or provisions of any material Contract.

                    (c) Each of SRS and Eco will promptly notify the other in writing upon becoming aware of any fact or condition which would constitute a breach or non-compliance of this covenant.

                    5.4    SRS Stockholder Approval.   As soon as
                           ------------------------
          practicable after the date hereof, SRS shall prepare a proxy statement for a stockholders meeting (the "SRS Stockholders Meeting") at which approval of this Agreement and the Merger will be voted upon. SRS will convene the SRS Stockholders' Meeting as promptly as practicable after the proxy statement is available, subject to prior hearing as described in Section 5.5 hereof.
                                                   -----------
          Subject to fiduciary obligations of the SRS Board of Directors, the SRS Board of Directors shall recommend approval to its stockholders of this Agreement and the Merger and use its best efforts to obtain such approval. At the request of SRS, Eco shall furnish to SRS such information regarding Eco and Acquisition Corp. as may reasonably be necessary for inclusion in the proxy statement. SRS agrees to provide Eco with drafts of the proxy statement at least two business days prior to distribution of the final proxy statement to SRS stockholders.

                    5.5    California Permit.     As soon as practicable
                           -----------------
          after the date hereof SRS shall prepare and file an application (the "Application") with the California Commissioner of Corporations (the "COC") seeking a permit (the "Permit") under
          Section 25142 of the California Corporations Code for approval of the terms of the Merger on behalf of SRS stockholders after a hearing thereon. At the request of SRS, Eco shall furnish such information regarding Eco as may be reasonably required for inclusion in the Application. SRS shall provide Eco with a draft Application at least two business days prior to filing with the COC. SRS shall use its best efforts to cause the COC to grant the Permit, including appearing at any hearing required thereunder, in order that the approval by the COC would permit Eco to issue the Merger Consideration without registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to the exemption provided in Section 3(a)(10) thereof.

                    5.6    Consents and Approvals.   Subject to the terms
                           ----------------------
          and conditions provided herein, each of the parties hereto shall use reasonable commercial efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby, in addition to the approval of SRS Stockholders and the grant of the Permit pursuant to Sections 5.4 and 5.5 hereof. As soon as practicable
                      --------------------
          after the date hereof, each of the parties hereto shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons which are required to be made prior to the Closing Date pursuant to any applicable law or contract in connection with this Agreement and the transactions contemplated hereby.

                    5.7    Periodic Reports.  Until the Effective Time, Eco
                           ----------------
          will, subject to the requirements of applicable laws, furnish to SRS all filings to be made with the TSE and the SEC and will solicit comments with respect thereto, in each case at least two business days (or as soon thereafter as is practicable) prior to the time of such filings and the time of such mailings of reports which refer to SRS.

                    5.8    Publicity.    Prior to issuing any public
                           ---------
          announcement or statement with respect to the transactions contemplated hereby and prior to making any filing with any Federal or state governmental or regulatory agency or with the TSE or Nasdaq with respect thereto, Eco and SRS will, subject to their respective legal obligations, consult with each other and will allow each other to review the contents of any such public announcement or statement and any such filing. Subject to the preceding sentence, Eco and SRS each agree to furnish to the other copies of all other public announcements they may make concerning their respective business and operations promptly after such public announcements are made.

                    5.9    No Negotiation.   SRS agrees that it shall not,
                           --------------
          after the date hereof and prior to the Effective Time, seek, directly or through agents, representatives or affiliates (as defined in the Exchange Act), or permit any of its officers or directors to seek (whether in their capacities as officers or directors or in their individual capacities) any person or persons, (other than Eco or its affiliates), to acquire or purchase all or substantially all of its assets or to purchase or exchange for any of its capital stock, or SRS to acquire or purchase in one or more related transactions the capital stock or related assets of persons (other than Eco or its affiliates) or to effect a consolidation or merger (other than the Merger) or other business combination or recapitalization, or to enter into any discussions or agreements with respect to any of the foregoing transactions.

                    5.10   Listing of Common Stock.   Eco shall cause to
                           -----------------------
          be prepared and submitted applications to the TSE and Nasdaq covering the listing of the shares of Eco Common Stock on the TSE and NASDAQ National Market issuable in connection with the Merger and will use its reasonable best efforts to obtain approval for the listing of such additional shares.

                    5.11   Blue Sky Approvals.    Eco and SRS shall obtain
                           ------------------
          all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Merger.


                    5.12   Principal Stockholders.     SRS shall cause the
                           ----------------------
          Joseph and Barbara DeFranco Trust, Francis J. Sorg, Jr. and John
          H. Van Kirk to enter into agreements agreeing to vote all of their respective shares of SRS Common Stock, and shall cause members of their respective immediate families to vote all of their shares of SRS Common Stock, at the SRS Stockholders Meeting in favor of approval of this Agreement and the Merger.

                    5.13   Rule 145 Affiliates.   Prior to the Closing
                           -------------------
          Date, SRS shall deliver to Eco a letter representing that other than Joseph DeFranco, Francis J. Sorg, Jr., Donna L. Dominiquez, William Sheehan and John H. Van Kirk and to its best knowledge, SRS has no other "affiliates" for purposes of Rule 145 under the Securities Act.

                    5.14   Tax-Free Status.  No party hereto shall, nor
                           ---------------
          shall any party permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Merger as a tax-free transaction (except as to dissenters' rights and fractional shares) under Code
          Section 368(a).

                                      ARTICLE VI

                         CONDITIONS PRECEDENT TO OBLIGATIONS
                             OF ACQUISITION CORP. AND ECO

                    The obligations of Acquisition Corp. and Eco to consummate the Merger are subject to the fulfillment at or before the Closing of each of the following conditions:

                    6.1    Warranties True as of Closing Date.   Each of
                           ----------------------------------
          the representations and warranties of SRS contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, without giving effect to any notification pursuant to Section 5.3(c) hereof.
                      --------------

                    6.2    Compliance With Agreements and Covenants.  SRS
                           ----------------------------------------
          shall have performed and complied with in all material respects all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by SRS on or prior to the Closing Date, without giving effect to any notification pursuant to Section 5.3(c) hereof.
                                   --------------

                    6.3    SRS Certificate.  SRS shall have delivered to
                           ---------------
          Eco a certificate, dated the Closing Date, from its Chief Executive Officer and Chief Financial Officer certifying that each of the conditions specified in Section 6.1 and Section 6.2
                                              -----------     -----------
          hereof are satisfied in all respects.

                    6.4    Secretary's Certificate.    SRS will have
                           -----------------------
          delivered to Eco a certificate of the duly authorized Secretary of SRS, dated the Closing Date, certifying resolutions of SRS Board of Directors and stockholders authorizing the execution, delivery and performance of this Agreement, the Related Agreement and the Merger.

                    6.5    Good Standing Certificates.  SRS will have
                           --------------------------
          delivered to Eco at the Closing certificates of good standing and tax status from the States of Nevada, California, Louisiana and Washington as to SRS, which Certificates shall be dated a date not more than five (5) business days prior to the Closing Date.

                    6.6    De Franco Employment Agreement.  SRS will have
                           ------------------------------
          delivered to Eco a fully executed employment agreement between SRS and Joseph De Franco. The De Franco employment agreement shall be substantially in the form of Exhibit A attached hereto.
                                                ---------

                    6.7    Escrow Agreement. SRS will have delivered to Eco
                           ----------------
          Escrow Agreement executed by the escrow agent and Joseph DeFranco, as the agent of the SRS stockholders, as provided for in Sections 1.4(d) and 1.9(c) hereof. The Escrow Agreement shall
             --------------------------
          be substantially in the form of Exhibit B attached hereto.
                                          ---------

                    6.8    Opinion of Counsel.   SRS will have delivered
                           ------------------
          to American Eco a legal opinion of Stradling, Yocca, Carlson & Rauth in form and substance reasonably satisfactory to Eco and its counsel.

                    6.9    Approval of Merger.   The SRS stockholders
                           ------------------
          shall have approved this Agreement and the Merger contemplated hereby in accordance with its Articles of Incorporation and by-laws and the NRS [and California law?].

                    6.10   Permit.  The COC shall have issued the Permit as
                           ------
          contemplated in Section 5.5 hereof, and no action shall have been
                          -----------
          taken or threatened to modify or revoke the Permit.

                    6.11   Dissent and Appraisal.  The holders of not more
                           ---------------------
          than 5% of the issued and outstanding shares of SRS Common Stock have dissented from the Merger and sought appraisal rights pursuant to the applicable provisions of the NRS.

                    6.12   Consents and Approvals.  Eco shall have received
                           ----------------------
          written evidence satisfactory to it that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made, except where the failure to obtain any such consent or approval or to make any such filing would not have an SRS Material Adverse Effect or an Eco Material Adverse Effect.

                    6.13   Resignations.    Such officers and directors of
                           ------------
          SRS as requested by Eco shall have delivered letters of resignation of their positions with SRS.

                    6.14   Listing of Common Stock.   The TSE and NASDAQ
                           -----------------------
          shall have approved the listing of all shares of Eco Common Stock to be issued in the Merger.

                    6.15   Rule 145 Letters.  The persons listed in Section
                           ----------------                         -------
          5.13 hereof shall have delivered to Eco letters regarding the
          ----
          resale of the Eco Common Stock they are to receive on the Merger in accordance with Rule 145 under the Securities Act.

                    6.16   Actions or Proceedings.    No preliminary or
                           ----------------------
          permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and shall be continuing in effect, and the Merger and the other transactions contemplated hereby shall not be prohibited under any applicable federal or state law or regulation.

                    6.17   Other Closing Documents.   Eco shall have
                           -----------------------
          received the executed Articles of Merger and such other agreements and instruments as Eco shall reasonably request, in each case in form and substance reasonably satisfactory to Eco.

                                     ARTICLE VII

                      CONDITIONS PRECEDENT TO OBLIGATIONS OF SRS

                    The obligations of SRS to consummate the Merger are subject to the satisfaction or waiver by SRS of the following conditions precedent on or before the Closing Date:

                    7.1    Warranties True as of Closing Date.   Each of
                           ----------------------------------
          the representations and warranties of Acquisition Corp. and Eco contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Acquisition Corp. and Eco on and as of the Closing Date, without giving effect to any notification pursuant to Section 5.3(c) hereof.
                      -------------

                    7.2    Compliance with Agreements and Covenants.
                           ----------------------------------------
          Acquisition Corp. and Eco shall have performed and complied with in all material respects all of their covenants, obligations and agreements contained in this Agreement, to be performed and complied with by them on or prior to the Closing Date, without giving effect to any notification pursuant to Section 5.3(c)
                                                        --------------
          hereof.

                    7.3    Eco Certificate.  Eco shall have delivered to
                           ---------------
          SRS a certificate, dated the Closing Date, from its Chief Executive Officer and Chief Financial Officer certifying that each of the conditions specified in Section 7.1 and Section 7.2
                                              -----------     -----------
          hereof are satisfied in all respects.

                    7.4    Opinion of Counsel.   Eco shall have delivered
                           ------------------
          to SRS a legal opinion of Cassels Brock & Blackwell in form and substance reasonably satisfactory to SRS.

                    7.5    Opinion of Tax Counsel. Eco shall have delivered
                           ----------------------
          to SRS a legal opinion of Reid & Priest LLP to the effect that the Merger will be treated for federal income tax purposes as a reorganization within Section 368(a) of the Code.

                    7.6    Permit. The COC shall have issued the Permit as
                           ------
          contemplated in Section 5.5 hereof, and no action shall have been
                          -----------
          taken or threatened to modify or revoke the Permit.

                    7.7    Consents and Approvals.  SRS shall have received
                           ----------------------
          written evidence satisfactory to it that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made, except where the failure to obtain any such consent or approval or to make any such filing would not have an SRS Material Adverse Effect or an Eco Material Adverse Effect.

                    7.8    Listing of Common Stock.  The TSE and NASDAQ
                           -----------------------
          shall have approved the listing of all shares of American Eco Common Stock to be issued in the Merger.

                    7.9    Actions or Proceedings.   No preliminary or
                           ----------------------
          permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and shall be continuing in effect, and the Merger and the other transactions contemplated hereby shall not be prohibited under any applicable federal or state law or regulation.

                    7.10   Other Closing Documents.   SRS shall have
                           -----------------------
          received such other agreements and instruments as SRS shall reasonably request, in each case in form and substance reasonably satisfactory to SRS.

                                     ARTICLE VIII

                                     TERMINATION

               8.1  Termination.  This Agreement may be terminated and the
                    -----------
          Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the SRS stockholders:

                    (a) by mutual written consent of the Board of Directors of American Eco and the Board of Directors of SRS;

                    (b) by either American Eco or SRS, by written notice to the other, if (i) the Effective Time shall not have occurred on or before June 1, 1996, or (ii) any court of competent jurisdiction in Canada or any province or in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and non-appealable; provided, however, that the right to terminate this Agreement (X) under clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (Y) under clause (ii) shall not be available to any party unless such party shall have used all reasonable efforts to remove such order, judgment or decree;

                    (c)    by Eco, by written notice to SRS, if:

                    (i) there shall have been any breach of any representation, warranty, covenant or agreement of SRS hereunder which, if not remedied prior to the Closing Date, would have an SRS Material Adverse Effect and such breach shall not have been remedied, or SRS shall not have provided Eco with reasonable assurance that such breach will be remedied prior to the Closing Date, within five (5) business days after receipt by SRS of notice in writing from Eco, specifying the nature of such breach and requesting that it be remedied; or

                    (ii) the Board of Directors of SRS shall withdraw or modify in any manner adverse to Eco its approval or recommendation of this Agreement or the Merger.

                    (d)    by SRS, by written notice to Eco, if:

                    (i) there shall have been any breach of any representation, warranty, covenant or agreement of Eco hereunder which, if not remedied prior to the Closing Date, would have an Eco Material Adverse Effect and such breach shall not have been remedied or Eco shall not have provided SRS with reasonable assurance that such breach will be remedied prior to the Closing Date, within five (5) business days after receipt by Eco of notice in writing from SRS, specifying the nature of such breach and requesting that it be remedied; or

                    (ii) the Board of Directors of Eco or any committee thereof shall withdraw or modify in any manner adverse to SRS its approval or recommendation of this Agreement or the Merger.

                    8.2    Effect of Termination and Abandonment.  In the
                           -------------------------------------
          event of termination of this Agreement and abandonment of the Merger pursuant to this Article VIII, this Agreement shall
                                  ------------
          forthwith become void and no party hereto (or any of its directors, officers or stockholders) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of any of its representations or warranties under this Agreement or its failure to comply with one of its covenants, agreements or obligations under this Agreement.

                                      ARTICLE IX

                                   INDEMNIFICATION

                    9.1 Indemnification by SRS Stockholders.
                        ------------------------------------

                    (a) In consideration of the receipt of the Merger Consideration, the SRS Stockholders shall indemnify and hold harmless Eco from and against any claims, demands, debts, suits, actions, obligations, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including without limitation, all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) (collectively, "Claims") arising out of, based upon or by reason of (A) any breach of any representation or warranty of SRS contained in this Agreement or in any Schedule or certificate delivered pursuant to this Agreement or (B) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or understandings of SRS which are contained in or made pursuant to this Agreement.

                    (b) Notwithstanding anything to the contrary herein, any claim by Eco against the SRS Stockholders under this Section
          9.1 shall be payable.by the SRS Stockholders only to the extent that Eco's damages (the "Damages") shall exceed in the aggregate 525,000 (the "Threshold Amount"). At such time as the aggregate amount of Eco Damages exceed the Threshold Amount, the SRS Stockholders shall be liable on a dollar-for-dollar basis for the full amount of all Eco Damages, including the Threshold Amount. Any payments to be made by the SRS Stockholders under this
          Section 9.1 shall be from shares of Eco Common Stock and/or funds held under the Escrow Agreement, and shall be pro-rata based upon their respective ownership of SRS Common stock as of the Effective Time. In no event shall the aggregate liability of the SRS Stockholders under this Section 9.1 exceed the amount of funds and/or shares of Eco Common Stock and/or funds ($500,000) held under the Escrow Agreement.

                    9.2    Indemnification by Eco.
                           -----------------------

                    (a) Eco shall indemnify and hold harmless the persons who are SRS Stockholders immediately prior to the Effective Time (the "Indemnified Stockholders") from and against any claims, demands, debts, suits, actions, obligations, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including without limitation, all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) (collectively, "Claims") arising out of, based upon or by reason of (A) any breach by Eco of any representation or warranty by Eco contained in this Agreement or (B) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of Eco which are contained in or made pursuant to this Agreement. It is acknowledged that the person who is acting as the agent of the Indemnified Stockholders pursuant to the Escrow Agreement shall also act as agent on behalf of the Indemnified Stockholders pursuant to this Section 9.2 (the
                                                    -----------
          "Stockholders' Agent").

                    (b) Notwithstanding anything to the contrary herein, any claim by the Indemnified Stockholders against Eco under this
          Section 9.2 shall be payable by Eco only to the extent that the Indemnified Stockholders damages ("Damages") shall exceed the Threshold Amount. At such time as the aggregate amount of the Indemnified Stockholders Damages exceed the Threshold Amount, Eco shall thereafter be liable on a dollar-for-dollar basis for the full amount of all Indemnified Stockholders Damages, including the Threshold Amount. Eco may make payments of amount payable under this Section 9.2 in U.S. currency and/or shares of Eco Common Stock, which shares be valued at the Average Closing Price per share for the five trading days immediately prior to the payment date, as provided in the Escrow Agreement. In no event shall the aggregate liability of Eco under this Section 9.2 exceed $500,000.

                    9.3    Procedure.  (a)  Any Claim brought by Eco
                           ---------
          or the SRS Stockholders under this ARTICLE IX must be in writing, specifying the nature of the Claim and the estimated amount of damages, and be received by the party against whom indemnification is being sought within one year after the Effective Date (the "Indemnity Termination Date").

                    (b) In the event that subsequent to the Effective Time, and not prior to the Indemnity Termination Date, Eco receives written notice of the assertion of a claim or the commencement of any action or proceeding by any person who is not a party to this Agreement (including any Governmental Entity) (a "Third Party Claim"), against Eco, SRS or one of their affiliates against which ECO may be entitled to indemnification hereunder, Eco shall give written notice of the Third Party Claim to the Stockholders' Agent. Eco shall have the right to conduct the defense of the Third Party Claim, and the cost of such defense shall be part of Eco Damages. If an offer is made to settle a Third Party Claim and Eco desires to accept such offer, Eco shall give written notice of the offer of settlement to the Stockholders' Agent who shall have fifteen (15) days from receipt thereof to accept or reject the offer, which rejection must be on a reasonable basis. The failure of the Stockholders Agent to respond to a desired offer of settlement shall be deemed acceptance thereof.

                    9.4    Remedies.  Each of Eco and Acquisition Corp, on
                           --------
          one hand, and SRS (until the Effective Time) and the SRS Stockholders (after the Effective Time), on the other hand, shall not be liable or responsible in any manner whatsoever to the other, whether for indemnification or otherwise, with respect to any matter arising out of the representations, warranties or covenants of this Agreement or any Schedule hereto or any certificate delivered in connection herewith except for (i) equitable relief, (ii) pursuant to remedies expressly provided for elsewhere in this Agreement and (iii) indemnity as expressly provided in this ARTICLE IX, all of which provide the exclusive remedy of the parties hereto.

                                      ARTICLE X

                                    MISCELLANEOUS

                    10.1   Expenses.  Each party hereto shall bear its own
                           --------
          expenses with respect to the transactions contemplated hereby.

                    10.2   Amendment.  This Agreement may not be amended,
                           ---------
          modified or supplemented except by a writing executed by Acquisition Corp., American Eco and SRS.

                    10.3   Notices.  Any notice, request, instruction or
                           -------
          other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of transmission if sent by telex, facsimile or other wire transmission (with receipt confirmed) or (c) three business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

                    (a)    If to SRS:

                           Separation and Recovery Systems, Inc.
                           1762 McGaw Avenue
                           Irvine, California 92714
                           Attn: Joseph De Franco, President
                           Facsimile No.: 714-261-7676

                    with a copy to:

                           Stradling, Yocca, Carlson & Rauth
                           660 Newport Centre Dr., Suite 1600
                           P.O. Box 7680
                           Newport Beach, California 92660-6441
                           Attn: R.C. Shepard, Esq.
                           Facsimile No.: 714-725-4100

                    (b)    If to American Eco or Acquisition Corp.:

                           American Eco Corporation
                           1325 South Creek Drive
                           Suite 100
                           Houston, Texas 77084
                           Attention: Michael E. McGinnis, President
                           Facsimile No.: (713) 647-0080

                    with a copy to:

                           Reid & Priest LLP
                           40 West 57th Street
                           New York, New York 10019
                           Attn: Bruce A. Rich, Esq.
                           Facsimile No.: (212) 603-2001

          or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

                    10.4   Waivers.  The failure of a party hereto at any
                           -------
          time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

                    10.5   Interpretation.  The headings preceding the
                           --------------
          text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Underscored references to Articles, Sections, Paragraphs, Subsections, Subparagraphs, Schedules or Exhibits shall refer to those portions of this Agreement. Prior drafts of this Agreement shall not be considered in interpreting the rights and obligations of the parties hereunder.

                    10.6   Applicable Law.  This Agreement shall be
                           --------------
          governed by and construed and enforced in accordance with the internal laws of the State of California without giving effect to the principles of conflicts of law thereof.

                    10.7   Assignment.  This Agreement shall be binding
                           ----------
          upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by any party without the prior written consent of all the other parties hereto.

                    10.8   No Third Party Beneficiaries.  This Agreement
                           ----------------------------
          is solely for the benefit of the parties hereto and, to the extent provided herein, and their respective directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

                    10.9   Enforcement of the Agreement.   The parties
                           ----------------------------
          hereto agree that irreparable damage would result in the event that any provision of this Agreement is not performed in accordance with specific terms or is otherwise breached. It is accordingly agreed that the parties hereto will be entitled to equitable relief including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

                    10.10  Severability.  If any provision of this
                           ------------
          Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

                    10.11  Remedies Cumulative.   The remedies provided in
                           -------------------
          this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

                    10.12  Entire Understanding.  This Agreement and the
                           --------------------
          Related Agreement set forth the entire agreement and understanding of the parties hereto and supersede all prior agreements, arrangements and understandings among the parties hereto, including, without limitation, the First Amended Letter of Intent, dated April 3, 1996.

                    10.13  Waiver of Jury Trial.  Each party hereto waives
                           --------------------
          the right to a trial by jury in any dispute in connection with the transactions contemplated by this Agreement and the Related Agreement, and agrees to take any and all action necessary or appropriate to effect such waiver.

                    10.14  Counterparts.   This Agreement may be executed
                           ------------
          in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

                                      AMERICAN ECO CORPORATION

                                      By:  /s/Michael McGinnis
                                         ----------------------------
                                      Name:  Michael McGinnis
                                      Title:  President

                                      SRS ACQUISITION CORPORATION

                                      By:  /s/ Michael McGinnis
                                         --------------------------
                                      Name:  Michael McGinnis
                                      Title:  President

                                      SEPARATION AND RECOVERY
                                        SYSTEMS, INC.

                                      By:  /s/ Joesph DeFranco
                                         ----------------------------
                                             Name:  Joseph DeFranco
                                             Title:  President